Exhibit 10.40

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 27th day of November, 2017, between Novelion Services USA, Inc., a Delaware corporation (the “Company”), and Michael Price (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on November 27, 2017 (the “Commencement Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.

(a)Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, commencing as of the Commencement Date and continuing on an at-will basis until terminated by either party in accordance with the provisions of Section 3 (“Term”).

(b)Position, Relocation and Duties. During the Term, the Executive shall serve as the Senior Vice President, Finance, reporting to the interim Office of the Company’s Chief Executive Officer (“Interim CEO Office”), as established by the Board of Directors of the Company (the “Board”), pending the results of ongoing executive transition discussions . The Executive agrees that after the Board appoints a new CEO, and provided that the permanent Chief Executive Officer (“CEO”) endorses the Executive’s ongoing employment with the Company, the Executive shall relocate to the Greater Boston area. Pursuant to the Master Service Agreement between the Company and Novelion Therapeutics, Inc. (“Novelion”) dated November 29, 2016 (the “Service Agreement”), Executive may also be required, on behalf of the Company, to perform services to Novelion and its other Affiliates, including holding an office in Novelion. As of the Effective Date, these services shall include serving as the Vice President, Finance, of Novelion, and such other duties consistent with the Service Agreement as may be assigned and/or prescribed from time to time by the Interim CEO Office, CEO, the Board of Directors of the Company (the “Board”) or its designee, or by the Board of Directors of Novelion (the “Novelion Board”) pursuant to the Service Agreement, provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive will comply with the policies of the Company and Aegerion. For certainty, at all times Executive will be an employee of the Company and not an employee of Novelion, and when Executive provides services to Novelion he will be doing so as an employee of the Company performing contracted management services as provided to Novelion under the Service Agreement. For the purpose of this Agreement, “Affiliate” with reference to the Company and Novelion, shall have the meaning given to it in the Delaware General Corporation Law as of the date of this Agreement and, for certainty includes, without limitation, Novelion and Aegerion Pharmaceuticals, Inc. (“Aegerion”) and any other current or future Affiliates of the Company.

(c)Performance. Executive shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any of its Affiliates, (y) interferes with the proper and efficient performance of Executive’s duties for the Company or any of its Affiliates, or (z) interferes with Executive’s exercise of judgment in the Company’s or any of its Affiliates’ best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Novelion Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder. Executive represents that he has provided the Company with a comprehensive list of all outside professional activities with which he is currently involved or reasonably expects to become involved. In the event that, during his employment by the Company, the Executive desires to engage in other outside professional activities, not included on such list, Executive will first seek written approval from the Novelion CEO and such approval shall not be unreasonably withheld.

2.Compensation and Related Matters.

(a)Base Salary. During the Term, the Executive’s initial annual base salary shall be $415,000. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives. All payments in this Agreement are on a gross, pre-tax basis and shall be subject to all applicable federal, state and local, and if applicable Canadian federal and provincial, withholding, payroll and other taxes required by law. Executive’s Base Salary will be subject to increase by the Board following approval by the Novelion Board of an increase in the Base Salary.

(b)Target Bonus. Beginning January 1, 2018, the Executive shall be eligible to earn an annual target bonus, based upon the level of achievement of the Executive, and Novelion and the Company against his/their corporate goals and milestones, as determined by the Board in its sole discretion (“Target Bonus”). The Target Bonus, if any, shall be paid no later than March 15 of the calendar year following the year in which it is earned. The Executive’s Target Bonus shall be 50% percent of his Base Salary. To earn a Target Bonus, the Executive must be employed by the Company on the day such Target Bonus is paid.

(c)Stock Options/Equity Grants. Subject to approval by the Compensation Committee of the Novelion Board, the Company will grant Executive: (i) an option (the “Option Award”) to purchase 100,000 shares of the Company’s common shares (the “Common Shares”); and (ii) an award of 20,000 restricted stock units (the “RSU Award”). Each of these awards will have a grant date of Executive’s Commencement Date, will be subject to vesting and will be issued pursuant to, and subject to, the terms of the Amended and Restated Novelion 2017 Equity Incentive Plan (or a successor plan, if any) and subject to the terms of agreements thereunder (collectively the “Equity Documents”). The Option Award shall have an exercise price equal to the fair market value of the Common Stock on the grant date. The vesting schedule for the Option Award will be the vesting schedule outlined in the Equity Documents for the Option Awards (i.e., the option to purchase 100,000 shares will vest in three (3) equal installments on the first three (3) anniversaries of the grant date). The vesting schedule for the RSU Award will be the vesting schedule outlined in the Equity Documents for the RSU Award (i.e., the RSU Award will vest in three (3) equal installments on the first three (3) anniversaries of the grant date). The full terms and conditions related to the Option Award and the RSU Award shall be set forth in the Equity Documents and to the extent that there is any inconsistency between this Agreement and the Equity Documents, the Equity Documents shall control. Because the Commencement Date will be after October 1, 2017, the Executive will not be eligible to receive equity awards as part of the 2017 performance review cycle.

The Executive will be also entitled to participate in those equity incentive plans and programs provided from time to time to the Executive by Novelion on the terms and conditions for such participation as established and changed from time to time by Novelion in its sole discretion.

The Executive is subject to, and will abide by, Novelion’s Insider Trading Policy, as amended by the Novelion Board from time to time, and is required to file insider reports disclosing the grant or exercise of any options and restricted stock units as well as the acquisition and sale of any shares in the Company. The Executive will comply with pre-approval, notification and other internal procedures set forth in Novelion’s Insider Trading Policy or as otherwise established by Novelion and communicated to the Executive. The Executive will also abide by the share ownership guidelines of Novelion as may be established and amended by the Novelion Board from time to time.

(d)     Annual Tax and Financial Planning Reimbursements. During the Term, for as long as Executive continues to provide management services on behalf of the Company in Canada, Executive will be entitled to annual reimbursement up to a maximum of USD $5,000 for his reasonable expenses for independent tax consultation regarding the Canadian tax implications of Executive’s work on behalf of the Company in Canada and/or preparation of Executive’s Canadian tax return.

(e)Forfeiture and Recoupment of Incentive-based Compensation. The Target Bonus and any equity awards that Executive receives in accordance with Section 2(b) and Section 2(c) of this Agreement are subject to Aegerion’s Policy on the Executive Financial Recoupment Program, as may be amended by Aegerion from time to time in its sole discretion. The Policy on Executive Financial Recoupment Program provides for forfeiture and recoupment of an amount equivalent to up to three years of incentive-based compensation upon the occurrence of certain triggering events.

(f)Executive Benefits and Vacation. During the Term, Executive shall be eligible to participate in health insurance and other benefits provided generally to similarly situated employees of the Company, subject to the terms and conditions of the applicable benefit plans (which shall govern). Executive also shall be eligible for the same number of holidays and vacation days as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.

(g)Reimbursement of Business Expenses. During the Term of Employment, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses; provided that, the terms of the Expatriate Assignment Letter shall govern the payment or reimbursement of expenses incurred in connection with any Expatriate Assignment.

(h)Relocation Transition Allowance. The Executive will receive a relocation transition allowance to cover the following expenses: (a) temporary housing, not to exceed $5,500 per month; (b) weekly commuting costs to include airfare/train fare not to exceed $1,000 per round trip, and taxi/car services to and from the airport/train station, all of which must comply with the Company’s business expense policy (collectively with (a), the “Relocation Transition Allowance”); and (c) a “gross-up” payment in the amount necessary to offset the tax liability associated with the Relocation Transition Allowance outlined in (a) and (b); provided, that (x) the Executive must submit expense reports with supporting documentation in such form and containing such information as the Company may request to be reimbursed for all Relocation Transition Allowance expenses, and (y) if, prior to the 12-month anniversary of the Commencement Date, the Executive’s employment terminates other than by the Company without cause, the Executive will be required to repay the amounts paid to the Executive under the Relocation Transition Allowance.

3.Termination. During the Term, the Executive’s employment hereunder may be terminated at any time by the Company or by the Executive, with or without cause, without any breach of this Agreement, upon thirty (30) days written notice by the terminating party to the other party, provided, however, if the Executive’s employment is terminated by the Company for cause, the date of termination shall be the date on which written notice is given. Notwithstanding the foregoing, in the event that a party gives thirty (30) days written notice of termination, the Company may pay the Executive his Base Salary during such notice period and accelerate the date of termination. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the date of termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(f) of this Agreement) and unused vacation that accrued through the date of termination on or before the time required by law but in no event more than 30 days after the Executive’s date of termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the date of termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

4.Miscellaneous Provisions.

(a)Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement. The Executive acknowledges and agrees that his employment with the Company is subject to his execution of, and compliance with, a Confidentiality, Assignment of Intellectual Property and Non-Competition Agreement, which the Executive shall execute contemporaneously with this Agreement.

(b)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out‑of‑pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 4(c).

(d)Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law in any applicable jurisdiction. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to him or her pursuant to this Agreement.

5.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 5 shall be specifically enforceable. Notwithstanding the foregoing, this Section 5 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 5.

6.Working in Canada.

(a)Right to Work in Canada. Executive shall cooperate with the Company to seek, obtain, and maintain the right to work in Canada to provide services on behalf of the Company to Novelion and its Canadian Affiliates. The Company shall pay the reasonable costs associated with Executive obtaining a permit to work in Canada.

(b)Travel to Canada. Executive acknowledges that travel will be required in connection with his employment, including travel on a regular basis to such locations in Canada that is required or desirable for the Company to provide its management services to Novelion and its Canadian Affiliates, including making visits to Canada as are necessary to make decisions related to the Company’s business and to manage the Company’s business, including attending at Board meetings.

(c)Canadian Employment Standards. This provision applies only if and to the extent that the employment laws of Canada apply to Executive’s employment. If the minimum standards in the British Columbia Employment Standards Act or Ontario Employment Standards Act, 2000, or any other applicable employment standards legislation, as they exist from time to time, are more favorable to Executive in any respect than provided for in this Agreement, including but not limited to the provisions in respect of termination, the provisions of the applicable Employment Standards Act or legislation shall apply.

(d)Tax Equalization.

(i)As Executive will be subject to income tax and social security obligations arising from his services performed in Canada on behalf of the Company, the Company is prepared to address the overall tax and social security burden that Executive experiences with the intention that Executive’s total tax and social security burden while working in both the United States and Canada will be equal to what his tax and social security burden would have been had he remained working solely in Massachusetts. The Company will provide Executive with tax equalization in connection with all income tax and social security liabilities arising from the performance of his employment duties within Canada. The Company intends that the income taxes and social security levies payable by Executive on all taxable employment income and related benefits, as prescribed by the applicable tax and social security laws, should be no better or worse than the personal taxes and social security levies Executive would have been required to pay on such amounts if his employment duties had been performed solely in the state of Massachusetts. Where Executive’s annual tax and social security obligation yields a higher total obligation than if his employment duties were solely performed in the state of Massachusetts, the Company will reimburse him or her for the difference. Where Executive’s annual tax and social security obligations yields a lower total tax and social security impact than if his employment duties were solely performed in the state of Massachusetts, Executive will reimburse the Company for the difference.

(ii)Executive shall provide all information necessary for the preparation of a tax equalization calculation.

(iii)The Company shall pay all reasonable costs and professional fees related to calculating this equalization payment, and reserves the discretion to establish the process and criteria for determining the tax equalization calculation. For clarity, the tax equalization payments described in this Section 6(d) will not take into consideration or apply to any taxable income from sources other than Executive’s employment with the Company, and Executive will remain responsible for all income taxes arising from his personal income.

(iv)If Executive establishes his primary residence in Canada, the Company’s obligations under this Section 6(d) shall cease, provided that there shall be a pro-rated adjustment for any partial year.

(v)If Executive’s employment is terminated for any reason, then between January 1 and July 31 of the calendar year following the calendar year in which such termination occurs, the Company shall pay Executive any remaining tax equalization payments owed in accordance with this Section 6(d) or, in the event that the reconciliation results in Executive owing money to the Company, Executive shall make such payment to the Company.

7.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 5 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

8.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

9.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

10.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

12.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

14.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

15.Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

16.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

17.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

18.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written (“Effective Date”).

NOVELION SERVICES USA, INC.

By:    /s/ Linda Buono
Its: Senior Vice President, Human Resources

JEFFREY HACKMAN

/s/ Michael D. Price